Exhibit 10.12
AGREEMENT NOT TO COMPETE
    As a condition to and in consideration of the award by MGIC Investment Corporation (the “Company”) of Restricted Stock Units (“RSUs”) pursuant to the 2020 Omnibus Incentive Plan, to the individual signing or otherwise agreeing to this Agreement Not to Compete (“Employee”), Employee agrees as follows:
    1.    Employee shall not render services or assistance to any Competitor (as defined below) of the Company or of any present or future parent, subsidiary or other affiliate of the Company (collectively, “Affiliate”) (a) during the term of Employee’s employment with the Company or with any Affiliate, and (b) for a period of one year after the termination of such employment if such post-employment services or assistance to a Competitor involve any of the following:
(i) for an Employee whose principal business function for the Company or any Affiliate during the one year prior to the termination of Employee’s employment with the Company or such Affiliate (“the Relevant Period”) is sales or marketing directly to customers of the Company or such Affiliate, selling, marketing products or services competitive with those Employee sold or marketed on behalf of the Company or Affiliate for whom Employee worked, to any of the Company’s or such Affiliate’s customers for which Employee had responsibility or with which Employee had regular contact, whether in person or through any communications technology, at any time during the Relevant Period;
(ii) for an Employee who during the Relevant Period supervises other employees who sell or market directly to customers, selling, marketing, or supervising the sale or marketing of, products or services competitive with those within Employee’s supervision, to any of the Company’s or such Affiliate’s customers who, at any time during the Relevant Period, were served by employees Employee supervised and were either customers about which Employee received confidential information of Company or such Affiliate or customers with which Employee had regular contact whether in person or through any communications technology; or
(iii) for an Employee who during the Relevant Period serves the Company or any Affiliate in a capacity not described in subsections (i) or (ii), providing services to a Competitor of the Company or such Affiliate in any capacity in which confidential information of the Company or such Affiliate which Employee learned during the Relevant Period, would reasonably be considered useful to the Competitor.
    2.    Employee shall not directly or indirectly, during the term of Employee’s employment with the Company or with any Affiliate and for a period of one year after termination of such employment, solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to Employee’s direct supervision or about whom Employee received any Confidential Information, in either event during any part of the last year of Employee’s employment with the Company or Affiliate, to accept any employment, consulting, contracting or other confidential relationship with a Competitor.
    3.    For the purposes of this Agreement, the term “Competitor” means any company (regardless of the form of its organization), including a proprietorship (a) engaged in or preparing to engage in the business of guaranteeing or insuring mortgages on property in the United States, Puerto Rico or Guam, or (b) engaged in or preparing to engage in competition with any other business in which the Company or any Affiliate is engaged, in any state or territory of the United States in which the Company or any Affiliate is so engaged, but only if such business accounted for at least 10% of the revenues of the Company and its subsidiaries, on a consolidated basis, during the Relevant Period.
    4.    The provisions of this Agreement shall bind the Employee and inure to the benefit of the Company and its Affiliates, notwithstanding: (a) any termination of the Restricted Stock Unit Agreement associated with this Agreement, or any forfeiture of the related RSUs, or (b) any issuance of cash or shares to the Employee in settlement of any RSU.
    5.    The Employee acknowledges that: (a) the Company and each Affiliate are third party beneficiaries of this Agreement and each one is entitled to enforce the provisions of this Agreement which may include an action for injunction, damages or both, and such other relief as may be proper; (b) the Company may, at its sole discretion, waive any rights this Agreement provides to it; (c) he or she is entitled to consult an attorney before entering into this Agreement; and (d) he or she was given 14 days to review the terms and conditions contained herein.
    6.    Any dispute arising out of or related to Employee’s employment with Company or any Affiliate, or arising out of or related to this Agreement, or any breach or alleged breach hereof (“a Covered Dispute”), shall be decided exclusively by a state court sitting without a jury in the Wisconsin Circuit Court for Milwaukee County. Employee irrevocably waives Employee’s right, if any, to have any Covered Dispute decided in any jurisdiction or venue other than the Wisconsin Circuit Court for Milwaukee County, and Employee irrevocably waives the right to remove or transfer any action commenced in the Wisconsin Circuit Court for Milwaukee County, to any other court or venue. Employee irrevocably waives Employee’s right, if any, to have any Covered Dispute decided by a jury.
    7.    All terms capitalized in this Agreement shall have the respective meanings set forth in the associated Restricted Stock Unit Agreement, unless otherwise defined herein. This Agreement does not supersede or modify any other agreement regarding non-competition of which the Company has the benefit.

Dated: As of the _____ day of ___ 2022.	Signature: ______________________________
Name: ______________________________

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